Exhibit 99.1

For Release:              Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES ANNOUNCES WELLBORN

APPOINTED CHIEF OPERATING OFFICER

Calhoun, Georgia, November 14, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced the appointment of William C. ("Chris") Wellborn to be its Chief Operating Officer.  Mr. Wellborn has held the position President of Dal-Tile Inc, a wholly owned subsidiary of Mohawk, since March, 2002 and was previously Executive Vice President and Chief Financial Officer of Dal-Tile.

In commenting on the announcement, Jeffrey S. Lorberbaum, Chairman and CEO of Mohawk said, "Mohawk has experienced strong growth in our business as we have transitioned from a carpet company to a total flooring business which includes carpet, rugs, ceramic, laminate, stone, wood and vinyl products.

In his new position, Chris will assist me in the development and execution of the company's strategy to expand our business and grow the value of Mohawk.  He brings a strong combination of operational excellence and financial skills to this position.  Chris and his team have built Dal-Tile into the world's largest ceramic tile and stone company.  He was instrumental in the integration of the Mohawk and Dal-Tile businesses, which leveraged the best of both organizations while keeping the unique attributes which have made us successful.  Chris has been a member of our Board of Directors since 2002.  The growth of our business and the recent acquisition of Unilin, a European and U.S. laminate flooring manufacturer, have made Mohawk a world-class flooring company."

Mohawk offers a complete selection of tufted and woven broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Quick Step, Dal-Tile and American Olean. Mohawk's unique merchandising and marketing systems assist our customers in creating the consumer's dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.